UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2020 (January 6, 2020)

TECHCARE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55680	68-0080601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 380-6645

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TECR	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

On January 6, 2020, TechCare Corp., a Delaware corporation (the “Company”) and Citrine S A L Investment & Holdings Ltd., a corporation formed under the laws of the state of Israel (“Citrine”) entered into a Common Stock Purchase Agreement (the “Citrine Agreement”). Citrine technology investment and finance group empowers high potential businesses for international market breakthrough. Pursuant to the Citrine Agreement, the Company agreed to sell to Citrine, and Citrine agreed to purchase from the Company, in a private placement, an aggregate of 893,509,276 shares of common stock (the “Shares”), par value $0.0001 per share, which shall represent 95% of the fully diluted capital stock of the Company following the closing, for aggregate gross proceeds under the Citrine Agreement of $150,000 (the “Citrine Transaction”). The consideration will be primarily used to cover current liabilities of our wholly-owned subsidiary, Novomic Ltd. (“Novomic”). The closing of the Citrine Transaction is subject to customary closing conditions including, but not limited to, the filing of the Certificate of Amendment (as defined herein) and the closing of the Novomic Transaction (as defined herein).

The Shares will be issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) and/or other exemptions thereunder, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

In addition, and in conjunction with the Citrine Transaction, the Company’s board of directors (the “Board”) approved an amendment to the Company’s First Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), to increase the Company’s authorized capital stock from 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000 shares of preferred stock, par value $0.0001 per share, to 1,500,000,000 shares of common stock, par value $0.0001 per share, and 50,000 shares of preferred stock, par value $0.0001 per share. The Certificate of Amendment will become effective upon obtaining the approval of the Company’s stockholders.

In addition, on January 6, 2020, the Company and Novomic, entered into a share purchase agreement (the “Novomic Agreement”) with Traistman Radziejewski Fundacja Ltd. (“TRF”), a corporation formed under the laws of the state of Israel. Pursuant to the Novomic Agreement, the Company agreed to sell to TRF, and TRF agreed to purchase from the Company, an aggregate of 21,803 ordinary shares, par value NIS 1.00 per share (the “Ordinary Shares”) of Novomic, which represents 90% of Novomic’s issued and outstanding capital stock held by the Company. In consideration for sale of the Ordinary Shares by the Company, TRF agreed to assume and bear all costs and expenses associated with the operations and activities of Novomic (collectively, the “Novomic Transaction”). TRF is controlled by Oren Traitsman, the Chairman of the Company’s Board and an immediate family member of Novomic’s Chief Executive Officer, Idan Traitsman. Oren Traitsman recused himself from the Board’s decision relating to the Novomic Transaction. The consummation of the Novomic transaction is subject to various customary closing conditions, including the approval of the Novomic Transaction by a majority of the stockholders of the Company, as well as the closing of the Citrine Transaction.

The foregoing descriptions of the Citrine Agreement and Novomic Agreement, and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Citrine Agreement and of the form of Novomic Agreement, which are filed as Exhibits 10.1 and 10.2 respectively to this Current Report on Form 8-K and are incorporated by reference herein. The Citrine Agreement and Novomic Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Citrine Agreement and Novomic Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC. The consummation of the Citrine Transaction and Novomic Transaction are subject to various closing conditions, and consequently, the closing of the Citrine Transaction and Novomic Transaction contemplated thereby could be delayed or may not occur at all

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 1.01 regarding the Citrine Transaction is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Common Stock Purchase Agreement

10.2	Form of Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/ Oren Traistman
Name:	Oren Traistman
Title:	Chairman of the Board

Date: January 9, 2020